Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 20, 2014 with respect to the consolidated financial statements and schedule for each of the two years in the period ended December 31, 2013 of DTS, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON LLP

Irvine, California

November 9, 2015